Exhibit 99.1

OSI Restaurant Partners, LLC Amends Tender Offer for 10% Senior Notes due 2015

•	Conditionally Increases Early Tender Payment
•	Extends Early Tender Deadline to 5:00 p.m., New York City time, on March 10, 2009
•	Extends Expiration Date to 12:00 a.m. New York City time, on March 19, 2009

Tampa, Florida, March 5, 2009 - OSI Restaurant Partners, LLC (“OSI” or the “Company”) announced today that it is amending the terms of its previously announced cash tender offer (the “Offer”) to purchase its 10% Senior Notes due June 15, 2015 (CUSIP No. 67105EAB8 and CUSIP No. 67105EAA0) (the “Notes”).  The Company is (i) extending the early tender time to 5:00 p.m., New York City time, on March 10, 2009 (the “Early Tender Time”), (ii) extending the expiration date of the Offer to 12:00 midnight, New York City Time, on March 19, 2009 (the “Expiration Date”), and (iii) increasing, subject to the Minimum Condition (as defined below), the early tender payment (the “Early Tender Payment”) payable with respect to Notes validly tendered at or prior to the Early Tender Time.   As of March 5, 2009, a total of $134.2 million in aggregate principal amount of Notes had been tendered and not validly withdrawn.

Under the terms of the amended Offer, if holders of Notes validly tender at least $50 million of additional principal amount of Notes for purchase in the Offer (the “Minimum Condition”), resulting in an aggregate of at least $184.2 million principal amount of Notes validly tendered pursuant to the Offer, the Early Tender Payment per $1,000 principal amount of Notes validly tendered at or prior to the Early Tender Time and accepted in the Offer shall be increased from $25 to $55.  As a result of the conditional increase in the Early Tender Payment, the acceptable bid price range, as described in the Offer to Purchase, will be $255 to $305 per $1,000 principal amount of Notes if the Minimum Condition is met.  As described in the Offer to Purchase, the acceptable bid price range includes the Early Tender Payment, which will only be payable with respect to Notes validly tendered prior to the Early Tender Time.

If the Minimum Condition is not satisfied, the Early Tender Payment per $1,000 principal amount of Notes validly tendered and accepted in the Offer shall not be increased and shall remain $25 per $1,000 principal amount of Notes.  Additionally, the acceptable bid range, as described in the Offer to Purchase, will be $225 to $275 per $1,000 principal amount of Notes if the Minimum Condition is not met.  In such event, any holders who tender Notes with a bid price above $275 per $1,000 principal amount of Notes will be considered to not have specified a valid bid price, and such holders’ Notes shall not be accepted for payment pursuant to the Offer.  Whether or not the Minimum Condition is met, holders who validly tender their Notes after the Early Tender Time will not be eligible to receive the Early Tender Payment.

Holders who have previously tendered Notes need not retender their Notes or take any other action in response to this announcement and, if the Minimum Condition is satisfied, the higher Early Tender Payment will be paid to all holders who previously tendered, provided the Notes are accepted in the Offer.

Except for the modifications described above, all other terms and conditions of the Offer remain unchanged.  Withdrawal rights with respect to tendered Notes expired on the withdrawal deadline, March 3, 2009.  Accordingly, previously tendered Notes cannot be withdrawn and holders who tender Notes after March 3, 2009 may not withdraw any such Notes, except, in each case, under the limited circumstances described in the Offer to Purchase, as amended.

Other Information

OSI has retained Miller Buckfire & Co., LLC to serve as Dealer Manager. Questions regarding the Offer and the amendments described herein may be directed to Miller Buckfire & Co., LLC, Adam Fitzner (212) 895-1865 or Ofir Nitzan (212) 895-1871.

D. F. King & Co., Inc. is serving as the Depositary and the Information Agent for the Offer. Requests for documents may be directed to D.F. King & Co., Inc. at (800) 431-9643 or, if a Bank or Broker, by calling (212) 269-5550 collect or in writing at 48 Wall Street, 22nd Floor, New York, New York 10005.

This press release is not an offer to purchase or a solicitation of an offer to sell any securities, which is being made only pursuant to the Offer to Purchase and the related Letter of Transmittal, each as amended by the Supplement and as may be further amended from time to time.

None of OSI, its affiliates, Miller Buckfire & Co., LLC, or D.F. King & Co., Inc., makes any recommendation as to whether holders should tender or refrain from tendering all or any portion of the principal amount of their Notes pursuant to the Offer. Holders must make their own decision as to whether to tender their Notes. The Offer to Purchase does not constitute an offer to purchase any Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities or "blue sky" or other laws. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed made on behalf of OSI by Miller Buckfire & Co., LLC, or one or more registered brokers or dealers under the laws of such jurisdiction.

About OSI Restaurant Partners

OSI Restaurant Partners’ portfolio of brands consists of Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Fleming’s Prime Steakhouse & Wine Bar, Roy’s and Cheeseburger in Paradise restaurants.  It has operations in 49 states and 20 countries internationally.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on the current expectations of management. The Company is subject to a number of risks and uncertainties that could cause actual results to differ materially from historical periods and from the forward-looking statements included in this document, including, but not limited to, changes to and timing and consummation of the tender offer. Further information on potential factors that could affect the financial results of the Company is included in its Amendment No. 3 to its Registration Statement on Form S-4 filed with the SEC on May 29, 2008 and in its Quarterly Report on Form 10-Q filed with the SEC on November 14, 2008. The Company assumes no obligation to update the information in this Form 8-K, except as required by law.

Contact:

Dirk Montgomery
Chief Financial Officer of OSI Restaurant Partners
(813) 830-5311